Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159952) of Saks Incorporated of our report dated March 23, 2009, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the effects of the change in accounting for certain convertible debt instruments as discussed in Note 2, as to which the date is July 30, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated July 30, 2009.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

July 30, 2009